Exhibit 16

May 12, 2023

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549

Ladies and Gentlemen:

Re: QSAM Biosciences, Inc. (the “Company”)

Commission File No. 001-41337

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated May 12, 2023 and are in agreement with the statements contained in that document pertaining to our firm.

Very truly yours,

D. Brooks & Associates CPAs, P.A.